Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-118857 on Form S-3 and Registration Statements No. 333-69103 and 333-63913 on Form S-8 of Baylake Corp. of our report dated March 13, 2009 with respect to the consolidated financial statements of Baylake Corp. as of and for the year ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, which report appears in this Annual Report on Form 10-K of Baylake Corp. for the year ended December 31, 2008.

Virchow, Krause & Company, LLP
/s/Virchow, Krause & Company, LLP

Milwaukee, Wisconsin
March 17, 2009